
<ARTICLE> 5
<LEGEND>
Registrant is a limited partnership which invests in real estate, participating mortgage loans, and real estate joint ventures. In accordance with industry practice, its balance sheet is unclassified. For full information, refer to the accompanying unaudited financial statements.
</LEGEND>

<PERIOD-TYPE>                   9-MOS
<FISCAL-YEAR-END>                          DEC-31-1998
<PERIOD-END>                               SEP-30-1998
<CASH>                                       4,096,995
<SECURITIES>                                         0
<RECEIVABLES>                                  202,662
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                                     0
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                              34,369,799<F1>
<CURRENT-LIABILITIES>                                0
<BONDS>                                              0
<COMMON>                                             0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<OTHER-SE>                                  33,886,613<F2>
<TOTAL-LIABILITY-AND-EQUITY>                34,369,799<F3>
<SALES>                                              0
<TOTAL-REVENUES>                            73,745,429<F4>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                            16,789,665
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                             404,509
<INCOME-PRETAX>                             56,551,255
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                         56,551,255
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                56,551,255
<EPS-PRIMARY>                                     6.30<F5>
<EPS-DILUTED>                                        0

<F1>In addition to cash and receivables, total assets include net investments in real estate of $10,776,583, investment in unconsolidated partnership of $19,151,640, net deferred expenses of $49,134 and other assets of $92,785.
<F2>Represents partners' capital.
<F3>Liabilities include accounts payable and other liabilities of $483,186.
<F4>Total revenue includes rent of $7,653,510, gain on sale of real estate of $65,193,458, equity in earnings of unconsolidated partnership of $143,198 and interest on cash equivalents and other revenue of $755,263.
<F5>Represents net income per Unit of limited partnership interest.

